EXHIBIT 99.1

Enviva Partners, LP Announces 20th Consecutive Distribution Increase, Reports Financial Results for Second Quarter 2020, and Reaffirms Full-Year Guidance

BETHESDA, MD, August 5, 2020 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the second quarter of 2020.
Highlights:

•For the second quarter of 2020, the Partnership reported net income of $8.5 million, as compared to net loss of $3.8 million for the second quarter of 2019
•The Partnership reported adjusted EBITDA of $37.4 million for the second quarter of 2020, an increase of 38.7 percent from the corresponding quarter of 2019
•The Partnership completed the previously announced Greenwood and Georgia Biomass Acquisitions and associated financing
•The Partnership declared a quarterly distribution of $0.765 per unit for the second quarter of 2020, an increase of 15.9 percent from the corresponding quarter of 2019
•The Partnership’s sponsor executed a new long-term take-or-pay off-take contract with a new creditworthy customer, which is a major Japanese electric utility

“The resilience of the business model we have built enabled us to continue to operate our plants and port terminals uninterrupted, to deliver strong results quarter-over-quarter, and to execute our long-term strategy even amidst heightened market volatility and the uncertainty of the evolving coronavirus pandemic,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “At the same time, with the transformative Greenwood and Georgia Biomass acquisitions, we have increased the Partnership’s production capacity by one third and added approximately $5.3 billion dollars to our fully contracted revenue backlog. When combined with the robust recapitalization of our sponsor, our success in the second quarter quite dramatically sets the stage for substantial growth for the Partnership for many years to come.”

Second Quarter Financial Results
For the second quarter of 2020, the Partnership generated net revenue of $167.7 million, as compared to $168.1 million for the corresponding quarter of 2019. The $0.4 million decrease was primarily attributable to an increase in sales volumes produced by the Partnership, offset by a reduction in sales volumes procured from third parties during the second quarter of 2020. Other revenue was $12.1 million for the second quarter of 2020, as compared to other revenue of $0.9 million for the second quarter of 2019. Included in other revenue for the second quarter of 2020 was $8.9 million in payments from customers associated with modifying shipments under our take-or-pay off-take contracts, which otherwise would have been presented in product sales.

For the second quarter of 2020, we generated gross margin of $27.7 million, as compared to $16.5 million for the corresponding period in 2019, an increase of approximately $11.2 million. Adjusted gross margin was $42.0 million for the second quarter of 2020, as compared to $28.0 million for the second quarter of 2019. Adjusted gross margin per metric ton was $49.55 for the second quarter of 2020, as compared to adjusted gross margin per metric ton of $32.26 for the second quarter of 2019. The increase in adjusted gross margin per metric ton principally was due to the favorable customer contract mix, as well as an increase in sales volumes produced by the Partnership, which had higher adjusted gross margin per metric ton, offset by a reduction in sales volumes procured from third parties, which had a lower adjusted gross margin per metric ton.
For the second quarter of 2020, net income was $8.5 million, as compared to net loss of $3.8 million for the second quarter of 2019. Adjusted net income was $8.7 million for the second quarter of 2020, as compared to adjusted net income of $7.0 million for the second quarter of 2019. Adjusted EBITDA for the second quarter of 2020 was $37.4 million, as compared to $27.0 million for the corresponding quarter of 2019. The increase was primarily due to the same factors that contributed to the higher adjusted gross margin for the second quarter of 2020. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $25.9 million for the second quarter of 2020, as compared to $17.2 million for the corresponding quarter of 2019.
As of June 30, 2020, the Partnership had $98.1 million of cash on hand and no borrowings outstanding under its $350.0 million senior secured revolving credit facility.
The Partnership continues to report that, to date, our operating and financial results have not been materially impacted by the outbreak of a novel strain of coronavirus and all of our customers have performed, and continue to perform, in accordance with their contracts with us.

Although the full implications of the novel coronavirus are not yet known, we have contingency and business continuity plans in place that we believe would mitigate the impact of potential business disruptions if necessary.

Acquisition and Financing Activities

On July 1, 2020, the Partnership completed the previously announced transaction to purchase a wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”) from our sponsor for cash consideration of $132.0 million and the assumption of a $40.0 million third-party promissory note (the “Greenwood Acquisition”). The Partnership plans to invest $28.0 million to expand the Greenwood plant’s production capacity to 600,000 metric tons per year (“MTPY”) by the end of 2021, subject to receiving the necessary permits (the “Greenwood Expansion”).

To support the Partnership during its completion of the Greenwood Expansion, our sponsor agreed to (i) waive certain management services and other fees that otherwise would be owed by the

Partnership through December 31, 2021 and (ii) continue to waive certain management services and other fees that otherwise would be owed by the Partnership if the Greenwood plant’s actual production volumes are lower than expectations (such waivers, the “Fee Waivers”). Our sponsor also has agreed to reimburse the Partnership for any construction costs incurred for the Greenwood Expansion in excess of $28.0 million.

In addition, in connection with the Greenwood Acquisition, our sponsor assigned to the Partnership five firm, long-term, take-or-pay, fixed-price off-take contracts (the “Associated Off-Take Contracts”) with creditworthy Japanese counterparties that have maturities between 2031 and 2041 and aggregate annual deliveries of 1.4 million MTPY.

On July 31, 2020, the Partnership completed the previously announced transaction to purchase a wood pellet production plant in Waycross, Georgia (the “Waycross plant”) and a long-term terminal lease and associated services agreement at the Port of Savannah, for a purchase price of $175.0 million in cash (the “Georgia Biomass Acquisition” and, together with the Greenwood Acquisition, the “Acquisitions”). As part of the Georgia Biomass Acquisition, the Partnership also acquired long-term, take-or-pay off-take contracts with an existing Partnership customer (the “Acquired Waycross Contracts”) for annual deliveries of approximately 500,000 MTPY through 2024.

With the Associated Off-Take Contracts and the Acquired Waycross Contracts, the Partnership’s total product sales backlog will increase by approximately $5.3 billion, on a pro forma basis as of July 1, 2020, and the production from the Greenwood plant and the Waycross plant is expected to be fully contracted through 2035. In 2021, the Acquisitions are expected to generate net loss in the range of $13.7 million to $17.7 million and adjusted EBITDA in the range of $39.0 million to $43.0 million. In 2024, once the Acquisitions and Associated Off-Take Contracts are fully ramped and integrated, the Acquisitions are expected to generate net income in the range of $18.7 million to $22.7 million and adjusted EBITDA in the range of $56.0 million to $60.0 million. On that basis, the combined purchase price for the Acquisitions, including the expected costs to expand the Greenwood plant, represents an adjusted EBITDA multiple of approximately 6.5 times.

To finance the Acquisitions, on June 18, 2020, the Partnership signed a purchase agreement for the sale of an aggregate of 6,153,846 common units in a private placement (the “Equity Offering”) in exchange for gross proceeds of $200.0 million at a purchase price of $32.50 per unit, representing a 5.6% discount to the 20-day volume-weighted average price of the Partnership’s common units as of June 17, 2020. The Equity Offering closed on June 23, 2020. In addition, on June 29, 2020, the Partnership, with its wholly owned subsidiary Enviva Partners Finance Corp., announced the offering of an additional $150 million in aggregate principal amount of its 6.5% senior unsecured notes due 2026 (the “Additional Notes”) in a private placement to eligible purchasers. The Partnership priced the Additional Notes at an offering price of 103.75% of the principal amount, which implied an effective yield to maturity of approximately 5.7%. The Additional Notes offering closed on July 15, 2020.

“Our ability to close the Equity Offering at a tight discount and the Additional Notes offering at a strong premium in volatile market conditions demonstrates an increasing recognition by the capital markets of the underlying strength of the Partnership’s business,” said Shai Even, Chief Financial Officer of Enviva. “We appreciate the support from our growing and increasingly ESG-focused investor base and remain committed to maintaining our conservative financial policies and our 50/50 equity/debt capital structure for drop-downs and acquisitions.”

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.765 per common unit for the second quarter of 2020. This distribution represents the twentieth consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $18.4 million for the second quarter of 2020 covers the distribution for the quarter at 0.61 times. The quarterly distribution will be paid on Friday, August 28, 2020, to unitholders of record as of the close of business on Monday, August 17, 2020.

When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis, after taking into consideration its expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner, for the full year.

Outlook and Guidance

On June 18, 2020, in conjunction with the announcement of the Acquisitions, the Partnership provided updated guidance for full-year 2020, after accounting for the expected benefit of the Acquisitions.

The Partnership reaffirms the guidance provided on June 18, 2020 and continues to expect full-year 2020 net income to be in the range of $33.9 million to $43.9 million, adjusted EBITDA to be in the range of $185.0 million to $195.0 million, and distributable cash flow to be in the range of $134.0 million to $144.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner. The Partnership also continues to expect to distribute at least $3.00 per common unit for full-year 2020, before considering the benefit of any additional acquisitions or drop-down transactions, and to target a distribution coverage ratio of 1.20 times on a forward-looking annual basis.

The guidance amounts provided above, including the distribution expectations, include the benefit of the Acquisitions and the Fee Waivers and reflect the associated financing activities. The guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from our sponsor, its joint venture (the “Sponsor JV”), or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2020 to be significantly higher than for the first half of the year.

Market and Contracting Update

The growth of the Partnership’s business continues to be driven by the commitment and significant progress made by regulators, policymakers, utilities, and power generators across the globe to phase out coal, limit the impact of climate change, and cut greenhouse gas (“GHG”) emissions to achieve “net-zero” by 2050.

In June 2020, the United Kingdom (the “UK”) completed a record-breaking 67-day period without coal-fired power, representing the longest period the country has operated without coal power since the Industrial Revolution. During this period, biomass provided approximately 11% of the UK’s electricity on average and up to 16% on days when the availability of wind and solar was limited.

More recently, in order to end coal-fired power generation, on July 3, 2020, Germany passed legislation (the “Coal Exit Law”) that explicitly recognized the use of sustainable biomass as part of the transition. The Coal Exit Law lays out a rapid timetable to phase out hard coal by 2033 and lignite by 2038, requiring an unprecedented shut-down of 43.9 gigawatts (“GWs”) of coal capacity operating on the grid today. Mechanisms are in place to potentially lead to an earlier final phase-out date and to deliver a EUR 40 billion support program to assist coal plant operators with shutting down capacity or converting to non-fossil fuel fired generation alternatives, including biomass.

The Netherlands Environmental Assessment Agency (PBL), after an extensive review process that involved joint fact-finding with 150 non-governmental organizations, research institutes, businesses, and other stakeholders, and testing its arguments against more than 400 scientific studies and reports, concluded in a report published in May that the country will not be able to achieve its climate targets without substantially increasing biomass utilization and that a significant role for biomass is a “prerequisite” for a climate-neutral circular economy.

In Asia, Japan’s Ministry of Economy, Trade and Industry (METI) announced in early July that the Japanese government would set policies aimed at the closure or suspension of low-efficiency coal-fired power plants by 2030 following the establishment of a framework expected by the end of 2020. Japan currently has 152 coal-fired power plants and it is estimated that approximately 100 of them, with total estimated capacity of approximately 23 to 25 GWs, may be targeted for such closure or suspension, creating new potential opportunities for recycling this infrastructure into biomass-fired renewable power generating assets.

These commitments and the corresponding policies and action plans underpin the continued strong growth expected in global demand for industrial-grade wood pellets.

The Partnership’s sponsor recently executed a firm, 10-year, take-or-pay off-take contract with a major, creditworthy electric utility company in Japan to supply a coal and biomass co-fired power plant. Sales under this contract are expected to commence in 2024 with annual deliveries of 120,000 MTPY of wood pellets.

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts. As of July 1, 2020 and pro forma for the Georgia Biomass Acquisition, the Partnership’s current production capacity is matched with a portfolio of firm and contingent off-take contracts that has a total weighted-average remaining term of 12.7 years and a total product sales backlog of $15.3 billion. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Sponsor JV, including the new 10-year, 120,000 MTPY off-take contract described above, were included, our total weighted-average remaining term and product sales backlog would increase to 13.6 years and $19.7 billion, respectively. The Partnership expects to have the opportunity to acquire off-take contracts from our sponsor and the Sponsor JV.

Sustainability

The Partnership and its sponsor continue to prioritize efforts to safeguard and enhance the sustainability of wood pellet production in the United States. This ensures the long-term availability of the forest resources in our production areas while also creating a reputation for environmental best practice among policymakers and our customers.

As part of our commitment to supply chain transparency, on June 5, 2020, our sponsor released its Track & Trace® data for the third and fourth quarters of 2019. In an effort to continue to drive improvements in this industry-leading program, our sponsor is underway with a project to convert this platform to blockchain technology to provide additional data integrity and chain of custody verification around the origin and characteristics of our feedstock.

On May 6, 2020, our sponsor published a white paper led by its Chief Sustainability Officer, Dr. Jennifer Jenkins, which provides an overview of the scientific basis for using bioenergy to mitigate climate change, including a framework for defining “good” and “bad” biomass. This white paper can be found on the Enviva website along with an accompanying webinar recording that expands on the topics covered in the paper.

In July 2020, we shared a recent independent study by Boundless Impact Investing (“Boundless Impact”), a third-party research firm specializing in climate analytics for investors. Boundless Impact initially was retained by one of our largest unitholders to evaluate the carbon impact of wood pellet energy and sustainability of our supply chain. We found its work of such high quality that we retained the firm to conduct a deeper analysis to enable its report to be peer reviewed and shared widely. In its report, Boundless Impact reviewed the estimated lifecycle GHG emissions reduction benefit of generating electricity using sustainable wood pellets produced in the United States. The report estimates GHG savings of 87% and 71% compared to electricity generation with coal and natural gas, respectively. Such GHG emissions reductions are estimated by Boundless Impact to further improve to 94% and 82%, respectively, in combined heat and power applications in the UK.

Since announcing its 2020 Responsible Sourcing Policy Implementation Plans earlier this year, our sponsor has made substantial progress toward its goals. As our sponsor reported in its 2020 Mid-Year Report on July 31, to date in 2020, it has added nearly 9,000 acres to the certified land base in our sourcing regions, helped to fund projects conserving 2,500 additional acres of bottomland hardwood forests through the Enviva Forest Conservation Fund, and announced a five-year partnership with the Longleaf Alliance to restore forests.

Partnership Development Activities

Our wood pellet production plant in Hamlet, North Carolina has proven its expected 600,000 MTPY capacity and we expect it to exit 2020 at this run rate.

The Partnership has begun commissioning certain fully constructed new process islands as part of its project to increase the production capacity of its wood pellet production plant in Northampton, North Carolina and similarly expects to begin the commissioning process for its project to increase the production capacity of its wood pellet production plant in Southampton, Virginia over the next several months (collectively, the “Mid-Atlantic Expansions”). The benefit of the commissioning volumes and incremental production from the Mid-Atlantic Expansions in 2020 is included in the Partnership’s updated guidance. The Partnership expects to benefit fully from the estimated incremental annual adjusted EBITDA of approximately $28 to $32 million associated with the 400,000 MTPY increased production from the Mid-Atlantic Expansions during 2021.

In addition, procurement and detailed engineering activities for the Greenwood Expansion are well underway and, subject to receiving the necessary permits, the expansion remains on track for completion by year-end 2021.

Sponsor Development Activities

As our sponsor announced on July 22, 2020, it recently completed a series of transactions with a diverse group of global investors that recapitalized the company (the “Recapitalization”). The Recapitalization includes approximately $300 million in new equity commitments that are available to finance our sponsor’s substantial pipeline of future growth projects. The Partnership expects these projects to be made available to the Partnership for drop-down acquisition under its existing purchase rights agreement with our sponsor.

“Our sponsor has played a critical role underwriting the growth profile of the Partnership by developing, de-risking, and making fully contracted production and terminal assets available for highly accretive drop-down acquisitions to the benefit of our common unit holders,” said Keppler. “With substantial new equity available for building new assets in our core business, we expect our sponsor to be similarly supportive of the Partnership’s growth long into the future.”

Our sponsor and the Sponsor JV continue to progress the development of wood pellet production plants and marine terminals, which the Partnership expects to have the opportunity to acquire along with the related off-take contracts, including by:

•Constructing a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) and a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”). Civil work continues at both the Lucedale plant and Pascagoula terminal sites with construction work ramping up. The sponsor expects the construction of the Lucedale plant and the Pascagoula terminal to be completed mid-year 2021.

•Developing a wood pellet production plant in Epes, Alabama, with a final investment decision and pre-construction activities expected around the end of 2020.

•Evaluating additional sites for wood pellet production plants in Alabama and Mississippi, the production of which would be exported through the Pascagoula terminal.

Conference Call

We will host a conference call with executive management related to our second quarter 2020 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, August 6, 2020. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates nine plants with a combined production capacity of approximately 4.9 million MTPY in Virginia, North Carolina, South Carolina, Georgia, Mississippi, and Florida. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements
ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,101	$9,053
Accounts receivable	82,543	72,421
Related-party receivables, net	8,625	—
Inventories	39,723	32,998
Prepaid expenses and other current assets	8,932	5,617
Total current assets	237,924	120,089
Property, plant and equipment, net	784,523	751,780
Operating lease right-of-use assets	31,737	32,830
Goodwill	85,615	85,615
Other long-term assets	10,247	4,504
Total assets	$1,150,046	$994,818
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$20,358	$18,985
Related-party payables, net	—	304
Deferred consideration for drop-down due to related-party	—	40,000
Accrued and other current liabilities	75,346	59,066
Current portion of interest payable	22,996	3,427
Current portion of long-term debt and finance lease obligations	7,558	6,590
Total current liabilities	126,258	128,372
Long-term debt and finance lease obligations	597,510	596,430
Long-term operating lease liabilities	32,980	33,469
Other long-term liabilities	2,818	3,971
Total liabilities	759,566	762,242
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (26,178,817 and 19,870,436 units issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	470,924	300,184
Common unitholder—sponsor (13,586,375 units issued and outstanding at June 30, 2020 and December 31, 2019)	67,646	82,300
General partner (no outstanding units)	(99,899)	(101,739)
Accumulated other comprehensive income	1	23
Total Enviva Partners, LP partners’ capital	438,672	280,768
Noncontrolling interest	(48,192)	(48,192)
Total partners' capital	390,480	232,576
Total liabilities and partners’ capital	$1,150,046	$994,818

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Product sales	$155,651	$167,202	$353,504	$323,801
Other revenue	12,061	877	18,685	2,647
Net revenue	167,712	168,079	372,189	326,448
Cost of goods sold	125,047	140,476	288,577	277,868
Depreciation and amortization	14,986	11,096	28,626	22,166
Total cost of goods sold	140,033	151,572	317,203	300,034
Gross margin	27,679	16,507	54,986	26,414
General and administrative expenses	2,096	1,767	3,859	5,308
Related-party management services agreement fees	6,947	9,263	14,636	15,559
Total general and administrative expenses	9,043	11,030	18,495	20,867
Income from operations	18,636	5,477	36,491	5,547
Other (expense) income:
Interest expense	(10,124)	(9,196)	(20,518)	(18,829)
Other (expense) income, net	(41)	(82)	131	558
Total other expense, net	(10,165)	(9,278)	(20,387)	(18,271)
Net income (loss)	$8,471	$(3,801)	$16,104	$(12,724)
Net income (loss) per limited partner common unit:
Basic and diluted	$—	$(0.20)	$0.10	$(0.59)
Weighted-average number of limited partner common units outstanding:
Basic and diluted	34,082	33,400	33,816	30,098

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$16,104	$(12,724)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,204	22,456
MSA Fee Waivers	4,757	11,046
Amortization of debt issuance costs, debt premium and original issue discounts	813	595
Loss on disposal of assets	760	350
Unit-based compensation	4,256	3,485
Fair value changes in derivatives	(5,347)	(346)
Unrealized (losses) gains on foreign currency transactions, net	(138)	29
Change in operating assets and liabilities:
Accounts and insurance receivables	(11,406)	(4,167)
Related-party receivables	(2,843)	(2,536)
Prepaid expenses and other current and long-term assets	(14)	(340)
Inventories	(6,270)	(18)
Derivatives	(792)	563
Accounts payable, accrued liabilities and other current liabilities	11,771	(7,079)
Related-party payables	—	(356)
Accrued interest	17,718	(578)
Deferred revenue	(3,152)	—
Operating lease liabilities	(2,169)	(2,472)
Other long-term liabilities	406	(346)
Net cash provided by operating activities	53,658	7,562
Cash flows from investing activities:
Purchases of property, plant and equipment	(58,839)	(49,892)
Payment in relation to the Hamlet Drop-Down	—	(74,700)
Other	(3,769)	—
Net cash used in investing activities	(62,608)	(124,592)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility, net	—	93,500
Principal payments on other long-term debt and finance lease obligations	(2,081)	(1,252)
Cash paid related to debt issuance and deferred offering costs	(1,310)	—
Proceeds from common unit issuances, net	199,990	96,970
Payment of deferred consideration for the Wilmington Drop-Down	—	(24,300)
Payments in relation to the Hamlet Drop-Down	(40,000)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(54,874)	(43,473)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(3,727)	(1,870)
Net cash provided by financing activities	97,998	119,575
Net increase in cash, cash equivalents and restricted cash	89,048	2,545
Cash, cash equivalents and restricted cash, beginning of period	9,053	2,460
Cash, cash equivalents and restricted cash, end of period	$98,101	$5,005

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Non-cash investing and financing activities:
Property, plant and equipment acquired included in liabilities	$21,296	$6,200
Common unit issuance for deferred consideration for Wilmington Drop-Down	—	49,700
Common unit issuance for the Hamlet Drop-Down	—	50,000
Equity issuance and debt issuance costs included in liabilities	9,740	—
Supplemental cash flow information:
Interest paid, net of capitalized interest	$(77)	$18,151

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding certain expenses incurred related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, interest expense associated with incremental borrowings related to the Chesapeake Incident and Hurricane Events, early retirement of debt obligation, and the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, the “Commercial Services”), and including certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, the “MSA Fee Waivers”). We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin per Metric Ton
We define adjusted gross margin per metric ton as gross margin per metric ton excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, acquisition and integration costs, and the effect of Commercial Services and including MSA Fee Waivers. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, acquisition and integration costs, and the effect of Commercial Services, and including MSA Fee Waivers. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, income tax expense and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.
Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.
Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net income (loss), adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$8,471	$(3,801)	$16,104	$(12,724)
Chesapeake Incident and Hurricane Events	—	(281)	—	8
MSA Fee Waivers	1,572	11,046	4,757	11,046
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	548	—	1,118	490
Commercial Services	(1,882)	—	(4,139)	—
Adjusted net income (loss)	$8,709	$6,964	$17,840	$(1,180)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$27,679	$16,507	$54,986	$26,414
Asset impairments and disposals	640	350	1,552	350
Non-cash unit compensation expense	473	—	944	—
Depreciation and amortization	14,986	11,096	28,626	22,166
Chesapeake Incident and Hurricane Events	—	(281)	—	78
Changes in unrealized derivative instruments	121	(2,334)	(6,674)	(324)
MSA Fee Waivers	—	2,700	—	2,700
Acquisition costs(1)	—	—	—	4,243
Commercial Services	(1,882)	—	(4,139)	—
Adjusted gross margin	$42,017	$28,038	$75,295	$55,627
Metric tons sold	848	869	1,852	1,712
Adjusted gross margin per metric ton	$49.55	$32.26	$40.66	$32.49

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$8,471	$(3,801)	$16,104	$(12,724)
Add:
Depreciation and amortization	15,297	11,248	29,247	22,456
Interest expense	10,124	9,196	20,518	18,829
Non-cash unit compensation expense	2,098	1,013	4,256	3,485
Asset impairments and disposals	640	350	1,552	350
Chesapeake Incident and Hurricane Events	—	(281)	—	8
Changes in the fair value of derivative instruments	121	(2,334)	(6,674)	(324)
MSA Fee Waivers	1,572	11,046	4,757	11,046
Acquisition costs(1)	957	525	957	5,452
Commercial Services	(1,882)	—	(4,139)	—
Adjusted EBITDA	37,398	26,962	66,578	48,578
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	9,169	8,897	18,587	17,745
Maintenance capital expenditures	2,311	836	3,445	1,764
Distributable cash flow attributable to Enviva Partners, LP	25,918	17,229	44,546	29,069
Less: Distributable cash flow attributable to incentive distribution rights	7,471	2,773	10,928	5,043
Distributable cash flow attributable to Enviva Partners, LP limited partners	$18,447	$14,456	$33,618	$24,026

Cash distributions declared attributable to Enviva Partners, LP limited partners	$30,422	$22,081	$53,278	$43,661

Distribution coverage ratio	0.61	0.65	0.63	0.55

1.Includes $4.2 million of incremental costs incurred during the first quarter of 2019, which were unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We had completed our evaluation of the alternative logistics chain and determined it was not viable; consequently, we did not expect to incur additional costs of this nature in the future; 2) $1.2 million in costs incurred during the first and second quarter of 2019 related to the Partnership's acquisition of all of the Class B units of Enviva Wilmington Holdings, LLC in April 2019 (the “Hamlet Drop-Down”); and 3) $1.0 million in costs incurred during the second quarter of 2020 related to the Greenwood Acquisition

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2020 (in millions):

Twelve Months Ending December 31, 2020
Estimated net income	$33.9 - 43.9
Add:
Depreciation and amortization	75.0
Interest expense	45.4
Income tax expense	0.3
Non-cash unit compensation expense	8.6
Asset impairments and disposals	3.0
Changes in the fair value of derivative instruments	(6.7)
MSA Fee Waivers[2]	22.8
Acquisition and integration costs	6.1
Commercial Services	(4.1)
Other non-cash expenses	0.8
Estimated adjusted EBITDA	$185.0 - 195.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	42.6
Income tax expense	0.3
Maintenance capital expenditures	8.2
Estimated distributable cash flow	$134.0 - 144.0

2. Includes $3.2 million of MSA Fee Waivers during the first quarter of 2020, $1.6 million of MSA Fee Waivers during the second quarter of 2020, and expected $18.0 million of MSA Fee Waivers associated with the Greenwood Acquisition

The following table provides a reconciliation of the estimated adjusted EBITDA to the estimated net income associated with the Acquisitions for the twelve months ending December 31, 2021 (in millions):

Twelve Months Ending December 31, 2021
Estimated net income	($17.7) - (13.7)
Add:
Depreciation and amortization	23.1
Interest expense	10.8
Income tax expense	0.8
Non-cash unit compensation expense	0.6
Asset impairments and disposals	1.0
Integration costs	1.4
MSA Fee Waivers[3]	19.0
Estimated adjusted EBITDA	$39.0 - 43.0
3. Includes expected $19.0 million of MSA Fee Waivers associated with the Greenwood Acquisition

The following table provides a reconciliation of the estimated adjusted EBITDA to the estimated net income associated with the Acquisitions for the twelve months ending December 31, 2024 (in millions):

Twelve Months Ending December 31, 2024
Estimated net income	$18.7 - 22.7
Add:
Depreciation and amortization	24.0
Interest expense	10.0
Income tax expense	0.8
Non-cash unit compensation expense	1.4
Asset impairments and disposals	1.0
Estimated adjusted EBITDA	$56.0 - 60.0

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward‑looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on it. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on the forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Partnership’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that it is able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at the Partnership’s wood pellet production plants or deep-water marine terminals; (ii) the prices at which the Partnership is able to sell the its products; (iii) the Partnership’s ability to successfully negotiate and complete and integrate drop-down and third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to it; (v) the Partnership’s inability to successfully execute its project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of the Partnership’s contract counterparties; (vii) the amount of low-cost wood fiber that it is able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by the Partnership’s suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat or combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) the Partnership’s inability to acquire or maintain necessary permits or rights for the Partnership’s production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange rates or interest rates, and the failure of the Partnership’s hedging arrangements to effectively reduce its exposure to the risks related thereto; (xviii) risks related to the Partnership’s indebtedness; (xix) the Partnership’s failure to maintain effective quality control systems at its production plants and deep-water marine terminals, which could lead to the rejection of the Partnership’s products by its customers; (xx) changes in the quality specifications for the Partnership’s products that are required by its customers; (xxi) labor disputes; (xxii) the Partnership’s inability to hire, train, or retain qualified personnel to manage and operate its business and newly acquired assets; (xxiii) the effects of the exit of the United Kingdom from the European Union on the Partnership’s and its customers’ businesses; (xxiv) the Partnership’s inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.
Investor Contact:
Wushuang Ma
ir@envivapartners.com
+1(240) 482-3856